                                                                    EXHIBIT 99.2



CONFIDENTIAL DRAFT
1Q EARNINGS RELEASE
APRIL 22, 2003/ 5 PM
-----------------------


AOL Time Warner Inc. has changed the way it describes its historical financial performance in its earnings releases in connection with the adoption by the SEC of Regulation G and other rules affecting the use and disclosure of non-GAAP financial measures. Accordingly, unless otherwise noted, the Company's financial results described in this release, such as EBITDA and Free Cash Flow, have not been adjusted for items that may affect their comparability, including items such as merger and restructuring charges. The impact of this change in the current quarter is to increase certain growth rates over comparable 2002 periods beyond what they would have been without the change in reporting.


               AOL TIME WARNER REPORTS FIRST QUARTER 2003 RESULTS

 EBITDA INCREASES 14% TO $2.0 BILLION; OPERATING INCOME RISES 9% TO $1.2 BILLION

                       FREE CASH FLOW TOTALS $1.0 BILLION;
                CASH FLOW FROM OPERATIONS AMOUNTS TO $1.5 BILLION


NEW YORK, APRIL 23, 2003 - AOL Time Warner Inc. (NYSE:AOL) today reported financial results for its first quarter ended March 31, 2003.

Revenues for the quarter increased 6% over the same period in 2002 to $10.0 billion. Subscription revenues climbed 10% to $4.9 billion, led by growth in the Company's Cable and America Online businesses. Content revenues improved 11% to $3.3 billion, due to increases at the Filmed Entertainment and HBO divisions. Advertising revenues declined 5% to $1.3 billion, stemming from decreases at America Online and Cable, offset partially by solid gains at the Publishing and Networks divisions. Other revenues decreased 21% to $472 million, due to declines at the America Online and Publishing divisions.

The quarter's EBITDA rose 14% to $2.0 billion, led by growth at the Filmed Entertainment, Networks and Cable divisions, as well as a decline in restructuring charges from $107 million in the year-ago quarter to $24 million this quarter. Excluding the effect of these charges, EBITDA grew 9%.

Operating Income climbed 9% to $1.2 billion, reflecting the EBITDA growth, which was offset in part by increased depreciation primarily at the America Online and Cable divisions.

Cash Flow from Operations was $1.5 billion. Free Cash Flow totaled $1.0 billion, or 48% of EBITDA, partially due to the favorable timing of working capital requirements.

At the end of the quarter, the Company's net debt totaled $26.3 billion, versus $25.8 billion at year-end 2002. This net debt balance includes $2.1 billion of incremental borrowings upon the closing of its Time Warner Entertainment Company, L.P. ("TWE") restructuring transaction. This increase was substantially offset during the quarter by the sale of an investment in GM Hughes for approximately $800 million, as well as the generation of significant free cash flow that was used to reduce debt.

Chairman-elect and Chief Executive Officer Dick Parsons said: "Our solid first quarter results put us firmly on track to deliver on our full-year operating and Free Cash Flow expectations. During this quarter, we also continued to make solid progress on our other key priorities. We completed the TWE restructuring that both simplifies our Company's structure and maximizes its operating flexibility. We also made progress on our debt reduction program by selling our investment in GM Hughes and by using our substantial Free Cash Flow generated in the quarter to pay down debt. And, just yesterday, we announced the sale of our 50% stake in Comedy Central for $1.2 billion, demonstrating our commitment to meet our overall debt reduction goals."

CONSOLIDATED REPORTED RESULTS

The Company reported net income of $396 million, or $0.09 per basic and diluted common share for the three months ended March 31, 2003. The net income in 2003 includes $109 million of gains related to the sale of certain investments, $23 million of non-cash investment charges and $24 million of merger and restructuring charges. This compares to a net loss from continuing operations of $8 million, or break-even per basic and diluted common share, before discontinued operations and the cumulative effect of the adoption of FAS 142 for the three months ended March 31, 2002. The net loss in 2002 includes $581 million of pre-tax, non-cash investment charges and $107 million of merger and restructuring charges.

The adoption of FAS 142 in the first quarter of 2002 resulted in an approximate $54 billion non-cash charge to reduce the carrying value of the Company's goodwill. In addition, during the third quarter of 2002, in connection with the restructuring of the cable partnership between TWE and Advance/Newhouse, the Company began reflecting certain cable systems as discontinued operations. The discontinued operations reported a net loss of $1 million for the three months ended March 31, 2002. After the cumulative effect of the accounting change and discontinued operations, the Company recorded a net loss of $54.2 billion, or $12.25 per basic and diluted common share, for the three months ended March 31, 2002.

PERFORMANCE OF DIVISIONS

The schedules below reflect AOL Time Warner's performance for the first quarter by line of business (in millions):

THREE MONTHS ENDED MARCH 31:

REVENUES:                           2003              2002
                                   -------           -------
AOL                                $ 2,197           $ 2,291
Cable                                1,842             1,683
Filmed Entertainment                 2,364             2,136
Networks                             2,092             1,786
Music                                  914               947
Publishing                           1,152             1,081
Intersegment Eliminations             (563)             (517)
                                   -------           -------

TOTAL REVENUES                     $ 9,998           $ 9,407
                                   =======           =======

EBITDA:
AOL                                $   404           $   343
Cable                                  691               652
Filmed Entertainment                   251               181
Networks                               500               431
Music                                   87                91
Publishing                             148               145
Corporate                             (101)             (106)
Intersegment Eliminations                5                 2
                                   -------           -------

TOTAL EBITDA                       $ 1,985           $ 1,739
                                   =======           =======

OPERATING INCOME:
AOL                                $   194           $   174
Cable                                  359               378
Filmed Entertainment                   183               114
Networks                               452               389
Music                                  (14)               20
Publishing                              81                93
Corporate                             (109)             (113)
Intersegment Eliminations                5                 2
                                   -------           -------

TOTAL OPERATING INCOME             $ 1,151           $ 1,057
                                   =======           =======

** EBITDA and Operating Income in the first quarter 2003 reflect $24 million of merger and restructuring costs, including $4 million at AOL, $8 million at Networks and $12 million at Publishing compared to $107 million of merger and restructuring costs in the same period last year, including $75 million at AOL, $5 million at Music and $27 million at Corporate.

AMERICA ONLINE

America Online's EBITDA increased 18% and Operating Income rose 11% in the quarter on revenues that decreased 4%. EBITDA and Operating Income included restructuring charges of $4 million in this quarter and $75 million in the year-ago quarter.

The increase in America Online's Subscription revenues was more than offset by declines in Advertising and Other revenues. Subscription revenues grew 11%, principally as a result of increases in Europe from members as well as favorable foreign exchange rates and growth in domestic broadband subscribers. Advertising revenues decreased by 42%, reflecting a reduction in the benefits from prior-period contract sales of $178 million. Other revenues declined 61%, due mainly to AOL's previously announced strategy of reducing the amount of pop-up promotions.

The increase in EBITDA versus the year-ago period is entirely attributable to the decline in restructuring charges. Excluding the effect of these charges, America Online's EBITDA declined 2% due to the reduction in high-margin advertising revenues, offset in part by the subscriber revenue gains, an improved performance at AOL Europe and domestic network cost savings.

The increase in Operating Income reflected the EBITDA increase, offset partially by higher depreciation due primarily to an increase in network assets acquired.

At March 31, the AOL service had 26.2 million members in the US, an increase of 141,000 from the same quarter last year (a decline of 289,000 compared to the quarter ended December 31, 2002), and 6.3 million members in Europe, an increase of 368,000 versus the year-ago quarter (a decline of 63,000 compared to the quarter ended December 31, 2002). America Online also reported 1.9 million subscribers to the AOL service through partially owned entities elsewhere in the world, a decrease of 733,000 from the first quarter of 2002 (a decline of 465,000 compared to the quarter ended December 31, 2002).

At the end of the quarter, America Online launched AOL for Broadband that delivers multimedia content -- such as CD-quality radio, video clips including movie trailers, sports highlights, and live news reports -- along with new pricing and enhanced features to AOL members with high-speed connections. Also in the quarter, the AOL service introduced two premium services: MusicNet on AOL, an online music subscription service, and AOL Voicemail, a premium service that enables AOL members to access their home voice messages and AOL e-mails from any phone or computer.

CABLE

Cable's EBITDA climbed 6% in the quarter on a 9% increase in revenues. Operating Income decreased 5%.

Subscription revenues grew 14%, driven by increased basic, digital and high-speed data subscribers, higher basic cable rates and increased buy rates for pay-per-view services. Advertising revenues declined 33%, due to decreases in advertising purchased by programming vendors to promote new and existing channels and in intercompany revenues, offset partially by a 15% increase in other third-party advertising.

The EBITDA gains reflected the increase in subscription revenues and the improved profitability of the high-speed data business, partly offset by the decline in high-margin advertising revenues, higher programming expenses and increased personnel costs associated with the rollout of new digital and high-speed data services. The decline in Operating Income was due to the increase in depreciation, driven primarily by increased investment in customer premise equipment (digital boxes and modems).

Basic cable subscribers increased at an annual rate of 1.1%. Time Warner Cable added 199,000 net digital video subscribers during the quarter to reach a total of 3.9 million, representing 36% of basic cable subscribers.

As a leading US broadband provider, Time Warner Cable added 260,000 net residential high-speed data subscribers this quarter for a total of 2.7 million, representing 15% of eligible homes passed.

FILMED ENTERTAINMENT

Filmed Entertainment's EBITDA rose a very strong 39% -- leading to 61% growth in Operating Income -- on an 11% increase in revenues in the quarter.

The increase in revenues was due primarily to continued growth in home video sales, particularly DVDs, as well as growth in Warner Bros. Television, which more than offset declines in theatrical box office, partially due to difficult comparisons to the prior year and fewer releases year over year.

The significant growth in EBITDA reflected the revenue increases and improved margin contribution from the theatrical and television businesses, as well as reduced promotional spending associated with fewer releases year over year.

New Line's The Lord of the Rings: The Two Towers ($900 million in worldwide box office to date) and Warner Bros. Pictures' Harry Potter and the Chamber of Secrets ($866 million in worldwide box office to date) are the fifth and seventh top-grossing pictures of all time, respectively.

Warner Home Video ranked #1 in the US for the quarter in combined DVD and VHS sales and rentals, capturing 21.0% and 18.5% market share, respectively. The Company's worldwide revenues from DVDs rose 97% year over year to $658 million.

New Line and Warner Bros. Pictures generated $180 million and $174 million respectively in domestic box office - combining for an industry share of 19.9%.

NETWORKS

Networks' EBITDA and Operating Income both increased a strong 16% in the quarter on revenue growth of 17%.

Subscription, Advertising and Content revenues all increased during the quarter. Subscription revenue gains of 5% resulted from an increase in subscribers and subscription rates at HBO, as well as the Turner networks. Advertising revenues increased 8%, reflecting a strong increase of 27% at The WB due to higher CPMs and ratings. Content revenues increased a dramatic 134%, due primarily to higher home video sales, including the releases of My Big Fat Greek Wedding (HBO Video's biggest release ever) and original HBO programming.

EBITDA and Operating Income benefited from across-the-board increases in revenues, partly offset by increases in programming and newsgathering costs.

For the quarter, TNT and TBS Superstation were the #1 and #2 basic cable networks among adults 18-49 and 25-54 in both primetime and total day. Led by its coverage of the NBA All-Star Game, Turner had 4 of the top 5 cable programs in the quarter for adults 18-49 and 25-54.

HBO's programming was honored with awards for best actor and actress (The Sopranos) and best drama ensemble cast (Six Feet Under) at the 9th Annual Screen Actors Guild Awards.

Season to date through March 30, The WB posted the largest gains of any broadcast network in several key demographics, including adults 18-34, adults 18-49 and males 12-34, as well as a solid 11% increase in persons 12-34.

MUSIC

Warner Music Group's EBITDA declined 4% in the quarter on a revenue decline of 3%. Operating Income decreased from $20 million to a $14 million loss.

The revenue decrease was due mainly to declines in recorded music shipments related to the ongoing weakness in the worldwide music industry, partially offset by improved performances in DVD manufacturing and favorable currency translation.

The EBITDA decrease was due primarily to the revenue decline partially offset by the net benefit of changes in various reserves and accruals. The decline in Operating Income reflected the EBITDA decline and increased amortization due to a decrease in the period of amortization of Music record catalog and publishing copyrights.

For the quarter, Warner Music improved its competitive position despite difficult industry trends. According to Soundscan, Warner Music's domestic album share through March 31 was 17.8% -- ranking second among all music companies.

Top worldwide sellers in the quarter included such artists as Kid Rock, Red Hot Chili Peppers, Josh Groban, Missy Elliott and Phil Collins.

In the second quarter, Linkin Park's Meteora debuted at #1 on the Soundscan chart, selling more than 810,000 units, scoring the biggest first week sales in Warner Music Group's history.

PUBLISHING

Publishing's EBITDA increased 2% in the quarter on revenue gains of 7%. Operating Income decreased 13%.

Revenue growth reflected gains in Subscription and Advertising revenues, offset primarily by declines in Other revenues. Subscription revenues were up 21%, principally due to an easier comparison related to the timing of circulation agents' commissions in the prior period. Advertising revenues grew a solid 10%, driven primarily by advertising gains across virtually all of the magazines - including People, InStyle, Real Simple, Time and Entertainment Weekly - that reflected in part soft comparisons to the first quarter of 2002. Other revenues decreased due to declines at Time Life.

The EBITDA increase reflected advertising revenue gains, partly offset by a $17 million decline at the Time Life business, a $10 million increase in pension costs and $12 million in restructuring charges related to workforce reductions. The decrease in Operating Income was due primarily to increased amortization associated with the acquisition of Synapse.

Based on Publishers Information Bureau (PIB) data, Time Inc.'s 2003 share of overall domestic advertising through March 31 was 25.4%, up 0.4 percentage points from the same period last year. This represents Time Inc.'s best first quarter share performance since 1989. Based on PIB advertising spending data, Time Inc. has outperformed the rest of the industry this year through March by
2.7 percentage points.

During the quarter, Time Inc. had the most magazines of any publisher on Adweek's "Hot List," with Real Simple at #3, InStyle at #5 and Cooking Light at #7. In addition, Time Inc.'s magazines were nominated for 12 National Magazine Awards in various categories, including nominations in the General Excellence category for Skiing, Entertainment Weekly, Fortune, Real Simple, Parenting and Sports Illustrated.

AOL Time Warner Book Group had 21 titles on the New York Times bestsellers list this quarter. Popular titles included James Patterson's The Jester, Anita Shreve's Sea Glass and the mass-market release of James Patterson's Second Chance.

USE OF EBITDA AND FREE CASH FLOW

AOL Time Warner considers EBITDA to be an important indicator of the Company's operational strength and performance of its businesses. In addition, Free Cash Flow is considered to be an important indicator of the Company's ability to service its debt and make strategic investments.

EBITDA is defined as Operating Income (loss) before non-cash depreciation of tangible assets, amortization of intangible assets and impairment writedowns related to goodwill and intangible assets. EBITDA eliminates the uneven effect across all business segments of considerable amounts of non-cash depreciation of tangible assets and amortization or writedowns of certain intangible assets, including goodwill, that were recognized in business combinations.

Free Cash Flow is defined as cash provided by continuing operations less capital expenditures and product development costs, dividend payments and partnership distributions, and principal payments on capital leases.

Both EBITDA and Free Cash Flow should be considered in addition to, not as a substitute for the Company's operating income (loss), net income (loss) and various cash flow measures (e.g., cash provided by operations), respectively, as well as other measures of financial performance reported in accordance with generally accepted accounting principles.

ABOUT AOL TIME WARNER

AOL Time Warner is the world's leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks, music and publishing.

The Company's earnings conference call can be heard live at 10 am ET on Wednesday, April 23. To listen to the call, visit www.aoltimewarner.com/investors or AOL Keyword: IR.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors. More detailed information about these factors may be found in filings by AOL Time Warner with the Securities and Exchange Commission, including its most recent annual report on Form 10-K. AOL Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACTS

Edward Adler (Corporate Communications)
(212) 484-6630

Tricia Primrose (Corporate Communications)
(212) 484-7450

John Martin (Investor Relations)
(212) 484-6579

Jim Burtson (Investor Relations)
(212) 484-8719



                                      # # #

                              AOL TIME WARNER INC.
                           CONSOLIDATED BALANCE SHEET
                                   (UNAUDITED)



                                                                                              MARCH 31,          DECEMBER 31,
                                                                                                 2003                2002
                                                                                              ---------           ---------
                                                                                                  (MILLIONS, EXCEPT
ASSETS                                                                                             PER SHARE AMOUNTS)
CURRENT ASSETS
Cash and equivalents ...............................................................          $   3,687           $   1,730
Receivables, less allowances of $2.304 and $2.379 billion ..........................              4,267               5,667
Inventories ........................................................................              2,202               1,896
Prepaid expenses and other current assets ..........................................              1,998               1,862
                                                                                              ---------           ---------
Total current assets ...............................................................             12,154              11,155

Noncurrent inventories and film costs ..............................................              3,215               3,351
Investments, including available-for-sale securities ...............................              4,283               5,138
Property, plant and equipment ......................................................             12,086              12,150
Intangible assets subject to amortization ..........................................              6,857               7,061
Intangible assets not subject to amortization ......................................             40,401              37,145
Goodwill ...........................................................................             39,838              36,986
Other assets .......................................................................              2,374               2,464
                                                                                              ---------           ---------

Total assets .......................................................................          $ 121,208           $ 115,450
                                                                                              =========           =========



LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable ...................................................................          $   1,897           $   2,459
Participations payable .............................................................              1,746               1,689
Royalties and programming costs payable ............................................              1,541               1,495
Deferred revenue ...................................................................              1,369               1,209
Debt due within one year ...........................................................                519                 155
Other current liabilities ..........................................................              6,014               6,388
                                                                                              ---------           ---------

Total current liabilities ..........................................................             13,086              13,395

Long-term debt .....................................................................             29,440              27,354
Deferred income taxes ..............................................................             12,189              10,823
Deferred revenue ...................................................................              1,044                 990
Other liabilities ..................................................................              4,570               5,023
Minority interests .................................................................              6,123               5,048

SHAREHOLDERS' EQUITY
Convertible Preferred Stock, $.10 par value, 1 share authorized, 1 share issued,
     1 share outstanding, $1.5 billion liquidation preference ......................              1,500                  --
Series LMCN-V common stock, $0.01 par value, 171.2 million shares
     outstanding in each period ....................................................                  2                   2
AOL Time Warner common stock, $0.01 par value, 4.320 and
     4.305 billion shares outstanding ..............................................                 43                  43
Paid-in capital ....................................................................            155,226             155,134
Accumulated other comprehensive loss, net ..........................................               (477)               (428)
Retained earnings ..................................................................           (101,538)           (101,934)
                                                                                              ---------           ---------

Total shareholders' equity .........................................................             54,756              52,817
                                                                                              ---------           ---------

Total liabilities and shareholders' equity .........................................          $ 121,208           $ 115,450
                                                                                              =========           =========


See accompanying notes.

                              AOL TIME WARNER INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                          Three Months Ended March 31,
                                  (Unaudited)

                                                                          2003            2002
                                                                        -------         --------
                                                                           (millions, except
                                                                           per share amounts)

Revenues:
     Subscriptions .............................................        $ 4,935         $  4,467
     Advertising ...............................................          1,338            1,408
     Content ...................................................          3,253            2,931
     Other .....................................................            472              601
                                                                        -------         --------

     Total revenues ............................................          9,998            9,407

Costs of revenues ..............................................         (6,004)          (5,663)
Selling, general and administrative ............................         (2,624)          (2,416)
Amortization of goodwill and other intangible assets ...........           (195)            (164)
Merger and restructuring costs .................................            (24)            (107)
                                                                        -------         --------

Operating income ...............................................          1,151            1,057

Interest expense, net ..........................................           (468)            (376)
Other income (expense), net ....................................             66             (655)
Minority interest expense ......................................            (56)             (31)
                                                                        -------         --------
Income (loss) before income taxes, discontinued operations
     and cumulative effect of accounting change ................            693               (5)
Income tax provision ...........................................           (297)              (3)
                                                                        -------         --------

Income (loss) before discontinued operations and
     cumulative effect of accounting change ....................            396               (8)
Discontinued operations, net of tax ............................             --               (1)
                                                                        -------         --------
Income (loss) before cumulative effect of accounting change ....            396               (9)
Cumulative effect of accounting change .........................             --          (54,235)
                                                                        -------         --------
Net income (loss) ..............................................        $   396         $(54,244)
                                                                        =======         ========

Basic income (loss) per common share before discontinued
     operations and cumulative effect of accounting change .....        $  0.09         $     --
Discontinued operations ........................................             --               --
Cumulative effect of accounting change .........................             --           (12.25)
                                                                        -------         --------

Basic net income (loss) per common share .......................        $  0.09         $ (12.25)
                                                                        =======         ========

Diluted income (loss) per common share before discontinued
     operations and cumulative effect of accounting change .....        $  0.09         $     --
Discontinued operations ........................................             --               --
Cumulative effect of accounting change .........................             --           (12.25)
                                                                        -------         --------

Diluted net income (loss) per common share .....................        $  0.09         $ (12.25)
                                                                        =======         ========

Average basic common shares ....................................        4,483.2          4,429.3
                                                                        =======         ========
Average diluted common shares ..................................        4,524.9          4,429.3
                                                                        =======         ========

---------
See accompanying notes.

                              AOL TIME WARNER INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          Three Months Ended March 31,
                                  (Unaudited)

                                                                                              2003            2002
                                                                                            -------         --------
                                                                                                   (millions)

OPERATIONS
Net income (loss) ..................................................................        $   396         $(54,244)
Adjustments for noncash and nonoperating items:
     Cumulative effect of accounting change ........................................             --           54,235
     Depreciation and amortization .................................................            834              682
     Amortization of film costs ....................................................            710              558
     Loss on writedown of investments ..............................................             27              590
     Gain on sale of investments ...................................................           (109)              --
     Equity in losses of investee companies after distributions ....................             31               70
Changes in operating assets and liabilities, net of acquisitions ...................           (344)            (289)
Adjustments relating to discontinued operations ....................................             --              157
                                                                                            -------         --------

Cash provided by operations ........................................................          1,545            1,759
                                                                                            -------         --------

INVESTING ACTIVITIES
Investments in available-for-sale securities .......................................             (2)              --
Other investments and acquisitions, net of cash acquired ...........................           (235)          (5,668)
Capital expenditures and product development costs from continuing
     operations ....................................................................           (554)            (589)
Capital expenditures from discontinued operations ..................................             --              (77)
Investment proceeds from available-for-sale securities .............................            904               10
Other investment proceeds ..........................................................             10               13
                                                                                            -------         --------

Cash provided (used) by investing activities .......................................            123           (6,311)
                                                                                            -------         --------

FINANCING ACTIVITIES
Borrowings .........................................................................          1,793            6,201
Debt repayments ....................................................................         (1,549)          (1,232)
Redemption of redeemable preferred securities of subsidiaries ......................             --             (255)
Proceeds from exercise of stock option and dividend reimbursement plans ............             76              147
Current period repurchases of common stock .........................................             --             (102)
Dividends paid and partnership distributions from discontinued operations, net .....             --              (17)
Principal payments on capital leases ...............................................            (31)              (7)
Other ..............................................................................             --              (16)
                                                                                            -------         --------

Cash provided by financing activities ..............................................            289            4,719
                                                                                            -------         --------

INCREASE IN CASH AND EQUIVALENTS ...................................................          1,957              167

CASH AND EQUIVALENTS AT BEGINNING OF PERIOD ........................................          1,730              719
                                                                                            -------         --------

CASH AND EQUIVALENTS AT END OF PERIOD ..............................................        $ 3,687         $    886
                                                                                            =======         ========

---------
See accompanying notes.

                              AOL TIME WARNER INC.
                       SUPPLEMENTAL FINANCIAL INFORMATION
              RECONCILIATION OF EBITDA TO OPERATING INCOME (LOSS)
                             (millions, unaudited)

Three Months Ended March 31, 2003
                                                                                   Operating
                                        EBITDA      Depreciation  Amortization    Income (LOSS)
                                        -------     ------------  ------------    -------------

AOL ............................        $   404         $(171)        $ (39)        $   194
Cable ..........................            691          (330)           (2)            359
Filmed Entertainment ...........            251           (20)          (48)            183
Networks .......................            500           (45)           (3)            452
Music ..........................             87           (38)          (63)            (14)
Publishing .....................            148           (27)          (40)             81
Corporate ......................           (101)           (8)           --            (109)
Intersegment elimination .......              5            --            --               5
                                        -------         -----         -----         -------
Total ..........................        $ 1,985         $(639)        $(195)        $ 1,151
                                        =======         =====         =====         =======

Three Months Ended March 31, 2002
                                                                                   Operating
                                        EBITDA      Depreciation  Amortization    Income (LOSS)
                                        -------     ------------  ------------    -------------

AOL ............................        $   343         $(128)        $ (41)        $   174
Cable ..........................            652          (274)           --             378
Filmed Entertainment ...........            181           (19)          (48)            114
Networks .......................            431           (39)           (3)            389
Music ..........................             91           (28)          (43)             20
Publishing .....................            145           (23)          (29)             93
Corporate ......................           (106)           (7)           --            (113)
Intersegment elimination .......              2            --            --               2
                                        -------         -----         -----         -------
Total ..........................        $ 1,739         $(518)        $(164)        $ 1,057
                                        =======         =====         =====         =======

                              AOL TIME WARNER INC.
                       SUPPLEMENTAL FINANCIAL INFORMATION
     RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW FROM
                             CONTINUING OPERATIONS
                             (millions, unaudited)

AOL Time Warner evaluates operating performance based on several factors, including free cash flow from continuing operations, which excludes the impact of discontinued operations and is defined as cash flow from operations after deducting capital expenditures and product development costs, principal payments on capital leases, dividend payments and partnership distributions.

                                                                    Three Months Ended March 31,
                                                                    ---------------------------
                                                                     2003                 2002
                                                                    -------             -------

Cash provided by operations ............................            $ 1,545             $ 1,759
Less discontinued operations:
     Net loss ..........................................                 --                   1
     Other changes .....................................                 --                (157)
                                                                    -------             -------

Cash provided by continuing operations .................              1,545               1,603
Capital expenditures and product development costs
     from continuing operations ........................               (554)               (589)
Principal payments on capital leases from
     continuing operations .............................                (31)                 (7)
                                                                    -------             -------

Free cash flow from continuing operations ..............            $   960             $ 1,007
                                                                    =======             =======

                              AOL TIME WARNER INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1:  Description of Business and Basis of Presentation

Description of Business

AOL Time Warner Inc. ("AOL Time Warner" or the "Company") is the world's leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks, music and publishing. AOL Time Warner classifies its business interests into six fundamental areas: AOL, consisting principally of interactive services, Web properties, Internet technologies and electronic commerce services; Cable, consisting principally of interests in cable television systems; Filmed Entertainment, consisting principally of interests in filmed entertainment and television production; Networks, consisting principally of interests in cable television and broadcast network programming; Music, consisting principally of interests in recorded music, music publishing and DVD manufacturing and Publishing, consisting principally of interests in magazine publishing, book publishing and direct marketing.

Basis of Presentation

Use of EBITDA and Free Cash Flow

AOL Time Warner considers EBITDA to be an important indicator of the Company's operational strength and performance of its businesses. In addition, Free Cash Flow is considered to be an important indicator of the Company's ability to service its debt and make strategic investments.

EBITDA is defined as operating income (loss) before non-cash depreciation of tangible assets, amortization of intangible assets and impairment write-downs related to goodwill and intangible assets. EBITDA eliminates the uneven effect across all business segments of considerable amounts of non-cash depreciation of tangible assets and amortization or write-downs of certain intangible assets, including goodwill, that were recognized in business combinations.

Free Cash Flow is defined as cash provided by continuing operations less capital expenditures and product development costs, dividend payments and partnership distributions, and principal payments on capital leases.

Both EBITDA and Free Cash Flow should be considered in addition to, not as a substitute for the Company's operating income (loss), net income (loss) and various cash flow measures (e.g., cash provided by operations), respectively, as well as other measures of financial performance reported in accordance with generally accepted accounting principles.

NOTE 2:  TWE Restructuring

On March 31, 2003, AOL Time Warner and Comcast completed the restructuring of Time Warner Entertainment Company, L.P. ("TWE"). As a result of the restructuring, AOL Time Warner assumed complete ownership of TWE's content assets, including Warner Bros. and Home Box Office, as well as TWE's interests in The WB Network, Comedy Central and Court TV. All of AOL Time Warner's interests in cable, including those held through TWE, are now held through or for the benefit of a new subsidiary of AOL Time Warner called Time Warner Cable Inc. ("TWC Inc."). In exchange for its previous stake in TWE, Comcast received AOL Time Warner preferred stock, which will be converted into $1.5 billion of AOL Time Warner common stock. In addition, at the time of the restructuring there was $2.1 billion of pre-existing debt of a Comcast subsidiary recognized by TWC Inc. Comcast will now own a 17.9% economic stake in TWC Inc. and a 4.7% economic stake in TWE. Comcast's combined interests in TWC Inc. and TWE have resulted in Comcast holding an approximate 21% economic interest in the business of TWC Inc. The TWE restructuring has been accounted for as a purchase business combination and is reflected in the accompanying balance sheet as of March 31, 2003. The Company has performed a preliminary allocation of the purchase price, which has principally been allocated to cable franchises and goodwill.

Based upon its controlling voting interest in TWC Inc., AOL Time Warner consolidates the results of TWC Inc. for accounting purposes. Subject to market conditions and the registration statement being declared effective by the Securities and Exchange Commission, AOL Time Warner plans to conduct an initial public offering of TWC Inc. later this year. It is anticipated that the first $2.1 billion of net proceeds raised in any such offering would be used to repay the $2.1 billion of debt recognized by TWC Inc. Thereafter, Comcast will have certain priority registration rights with respect to its interest in TWC Inc.

NOTE 3:  Other Transactions and Items Affecting Comparability

                                                           Three Months
                                                          Ended March 31,
                                                      -----------------------
                                                       2003             2002
                                                      -----             -----
                                                             (millions)

Merger and restructuring costs ...........            $ (24)            $(107)
Gain on sale of assets ...................              109                --
Loss on writedown of other investments ...              (23)             (581)
                                                      -----             -----

Pretax impact ............................            $  62             $(688)
Income tax impact ........................              (25)              275
                                                      -----             -----

After-tax impact .........................            $  37             $(413)
                                                      =====             =====

Merger and Restructuring Costs

Merger and restructuring costs consist of charges related to mergers, employee terminations and exit activities, which are expensed in accordance with accounting principles generally accepted in the United States. During the three months ended March 31, 2003, the Company incurred restructuring costs related to various employee and contractual terminations of $24 million, including $4 million at AOL, $8 million at Networks and $12 million at Publishing. During the three months ended March 31, 2002, the Company incurred restructuring costs of $107 million, including $75 million at AOL, $5 million at Music and $27 million at Corporate. These costs are included in "merger and restructuring costs" in the accompanying consolidated statement of operations.

Investment Gains

During the three months ended March 31, 2003, the Company recognized gains on the sale of certain investments of approximately $109 million, including a gain of approximately $50 million from the sale of the Company's interest in Hughes and a gain of approximately $35 million on the sale of the Company's interest in an international theater chain. These gains are included in "other income (expense), net" in the accompanying consolidated statement of operations.

Investment Write-Downs

Over the past few years, the Company has experienced significant declines in the value of certain publicly traded and privately held investments, restricted securities and investments accounted for using the equity method of accounting. As a result, the Company has recorded non-cash pretax charges to reduce the carrying value of certain investments that experienced other-than-temporary declines in value and to reflect market fluctuations in equity derivative instruments.

For the first quarter of 2003, non-cash charges to reflect other-than-temporary declines in the Company's investments were $23 million, which is comprised of $27 million to reduce the carrying value of certain investments that experienced other-than-temporary declines in market value, offset in part by $4 million of gains to reflect market fluctuations in equity derivative instruments. For the first quarter of 2002, non-cash charges to reflect other-than-temporary declines in the Company's investments were $581 million, which is comprised of $590 million to reduce the carrying value of certain investments that experienced other-than-temporary declines in market value, offset in part by $9 million of gains to reflect market fluctuations in equity derivative instruments. Included in the $590 million charge relating to other-than-temporary declines in value is a $571 million non-cash pretax charge to reduce the carrying value of AOL Time Warner's investment in Time Warner Telecom Inc., a 44% owned equity investment. These writedowns are included in "other income (expense), net" in the accompanying consolidated statement of operations.

NOTE 4:  Intercompany Transactions

In the normal course of business, the AOL Time Warner segments enter into transactions with one another. The most common types of intercompany transactions include:

- The Filmed Entertainment segment generating content revenue by licensing television and theatrical programming to the Networks segment;

- The Networks segment generating subscription revenues by selling cable network programming to the Cable segment;

- The AOL, Cable, Networks and Publishing segments generating advertising revenue by cross-promoting the products and services of all AOL Time Warner segments; and

- The Music segment generating other revenue by manufacturing DVDs for the Filmed Entertainment segment.

These intercompany transactions are recorded by each segment at fair value as if the transactions were with third parties and, therefore, impact segment performance. While intercompany transactions are treated like third-party transactions to determine segment performance, the revenues (and corresponding expenses recognized by the segment that is counterparty to the transaction) are eliminated in consolidation and, therefore, do not themselves impact consolidated results. Revenues recognized by AOL Time Warner's segments and eliminated as intercompany transactions in deriving consolidated revenues are as follows:

                                                     Three Months
                                                     Ended March 31,
                                                  --------------------
                                                  2003            2002
                                                  ----            ----
                                                      (millions)

Intercompany Revenues
AOL ..................................            $ 50            $ 80
Cable ................................              16              30
Filmed Entertainment .................             177             170
Networks .............................             152             133
Music ................................             149              93
Publishing ...........................              19              11
                                                  ----            ----

   Total intercompany revenues .......            $563            $517
                                                  ====            ====

Included in the total intercompany revenues above are intercompany advertising revenues, as follows:

                                                               Three Months
                                                               Ended March 31,
                                                            -------------------
                                                            2003           2002
                                                            ----           ----
                                                                (millions)

Intercompany Advertising Revenues:
AOL ............................................            $33            $ 54
Cable ..........................................              2              27
Filmed Entertainment ...........................             --              --
Networks .......................................             24              40
Music ..........................................             --              --
Publishing .....................................             19              11
                                                            ---            ----

   Total intercompany advertising revenues .....            $78            $132
                                                            ===            ====

NOTE 5:  Cable Capital Expenditures and Subscriber Statistics

Capital Expenditures

AOL Time Warner's Cable segment generally capitalizes expenditures for tangible fixed assets having a useful life of greater than one year. Capitalized costs typically include direct material, direct labor, overhead and interest. Sales and marketing costs, as well as costs of repairing or maintaining existing fixed assets, are expensed as incurred. Types of capitalized expenditures at the Cable segment include plant upgrades, drops (i.e., customer installations), converters and cable modems. With respect to customer premise equipment, including converters and cable modems, the Cable segment capitalizes direct installation charges only upon the initial deployment of such assets. All costs incurred in subsequent disconnects and reconnects are expensed as incurred. Depreciation on these assets is provided generally using the straight-line method over their estimated useful life. For converters and modems, such life is generally 3-5 years and for plant upgrades, such useful life is up to 16 years. As of March 31, 2003, the total net book value of capitalized labor and overhead costs associated with the installation of converters and modems was approximately $160 million. As of that same date, the net book value of all capitalized costs associated with converters and modems, including equipment costs, was approximately $1.4 billion.

The Cable segment's capital expenditures from continuing operations are comprised of the following categories:

                                                            Three Months
                                                            Ended March 31,
                                                       -------------------------
                                                        2003              2002
                                                       ------            -------
                                                              (millions)

Customer premise equipment.......................       $ 178              $ 199
Scaleable infrastructure.........................          25                 40
Line extensions .................................          39                 38
Upgrade/rebuild..................................          38                 39
Support capital..................................          66                 42
                                                        -----              -----

   Total capital expenditures....................       $ 346              $ 358
                                                        =====              =====

Subscriber Statistics

At the AOL Time Warner Cable segment, total customer relationships, representing the number of customers that receive at least one level of service, increased by 3% to approximately 11.3 million as of March 31, 2003 compared to approximately 11.0 million as of March 31, 2002 and revenue generating units, representing the total of all analog video, digital video, high-speed data and telephony customers, increased by 14% to approximately 17.7 million as of March 31, 2003 compared to approximately 15.6 million as of March 31, 2002. The Company's subscriber amounts include subscribers at both consolidated entities and investees accounted for under the equity method of accounting that are managed by the Company.